Rapid Bio Tests Corp. Announces New President

SPRINGFIELD, OREGON (BUSINESS WIRE)--SEPT. 3, 2003--RAPID BIO TESTS CORPORATION
(RBIO), the ("Corporation") is pleased to announce the appointment of Thomas F. Zimmerman Ph.D. as Director and President of the Corporation. Geoffrey V.F. Seaman Ph.D., who is resigning as President of the Corporation has been appointed Chairman of the Board of Directors in addition to his duties as CEO and Director. Dr. Zimmerman will report directly to Dr. Seaman.

The Board of Directors of the Corporation is now comprised of Geoffrey V.F. Seaman Ph.D., Chairman of the Board,CEO and Director, Paul Hemmes Ph.D, CFO and Director, Thomas F. Zimmerman Ph.D., President and Director and Dr. David Regan, Vice President Medical Affairs and Director.

DR. SEAMAN earned his Doctorate in Biophysics from Cambridge University in 1959.Dr. Seaman has over 30 years experience in the development and production of a variety of diagnostic test platforms. He is the author of more than 200 scientific publications and patents. He has been one of the principal organizers for the "Latex Course", a course given annually for the last twelve years, teaching the diagnostic community, diagnostic test development. The course since inception has had more than 1000 students from over 300 corporations attend and graduate. In addition, Dr. Seaman regularly provides review and consulting services to a variety of government agencies such as N.I.H. and various diagnostic and pharmaceutical companies.

DR. HEMMES received his Doctorate in Physical Chemistry from the Polytechnic Institute of Brooklyn in 1976. He has been employed by various diagnostic companies in his career, both in the development of rapid diagnostic tests and in taking them from the development stage to the manufacturing stage. Dr. Hemmes has published over 60 articles and has eight patents. He specializes in diagnostics detection methodology.

DR. ZIMMERMAN received his Doctorate in Psychology from the University of Oregon in 1966. He has extensive executive experience in corporate presentation, and has developed and executed a variety of marketing and business plans. He has authored numerous papers and made scientific presentations on a range of topics related to medical education, healthcare, and the role of technology. Dr. Zimmerman has extensive international experience in Europe, Russia, Mexico and South America; he served for several years as Medical Education Consultant to the World Medical Association.

DR. REGAN received his medical degree from the University of Southern California in 1969. He is a practicing hematologist and oncologist. Dr Regan has a strong entrepreneurial background with expertise in setting up clinical trials and quality assurance programs.


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ABOUT RAPID BIO TESTS CORPORATION

Rapid Bio Tests Corporation (www.rapidbiotests.com) is a diagnostics company, which has developed rapid diagnostic testing technology platforms, that will be used for the development and manufacturing of an array of rapid diagnostic tests. These tests will not require instrumentation or electricity and will be simple to use in the field or office and will only require a few minutes to produce a result. The initial tests that the Corporation is proposing to develop include; West Nile Virus, Hepatitis B, HIV 1 and 2, Tuberculosis, Bubonic Plague and the four strains of Malaria.

RAPID BIO-TESTS CORPORATION
Contact: Dr.  Geoffrey Seaman, Phone: 541-686-5989
Fax: 503-296-5990   info@rapidbiotests.com

This News Release may contain forward-looking statements relating to future plans, events or other matters. Such statements involve numerous risks and uncertainties. Actual events may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this News Release.

No obligation is undertaken to release revisions to these forward-looking statements to reflect events or circumstances after the date of this News Release. Further information about the risks and uncertainties faced can be found in applicable filings with the Securities and Exchange Commission